Exhibit 99.1

Press Release

Orthovita, Inc.

77 Great Valley Parkway

Malvern, PA 19355

USA

Orthovita Reports 2009 First Quarter Financial Results

•	First Quarter 2009 Sales of $21.7 Million Reflect 34% Growth Over First Quarter 2008

•	First Quarter 2009 Operating Loss of $0.4 Million, Compared to First Quarter 2008 Operating Loss of $4.0 Million

•	Working Capital of $49.1 Million, with Cash and Short-term Investments of $27.8 Million, at March 31, 2009

For Immediate Release

Contact:	Albert J. Pavucek, Jr.
Chief Financial Officer
Orthovita, Inc.
610-640-1775 or 800-676-8482

MALVERN, Pennsylvania, USA, Wednesday, May 6, 2009 – Orthovita, Inc. (NASDAQ: VITA), an orthobiologics and biosurgery company, reported financial results for the quarter ended March 31, 2009. Product sales for the quarter ended March 31, 2009 increased 34% to $21.7 million, as compared to $16.2 million for the same period in 2008.

Sales growth for 2009 was primarily attributable to increased sales from our orthobiologics products in the United States, accounting for approximately 76% of sales during the first quarter of 2009, as compared to approximately 74% in the first quarter of 2008. Sales of our VITOSSTM Bioactive FOAM products that were launched in 2008 contributed a substantial portion of overall orthobiologics product sales during the first quarter of 2009. Our biosurgery products contributed approximately 24% of product sales for the first quarter of 2009, as compared to approximately 26% of product sales during the corresponding period in 2008.

Gross profit for the quarters ended March 31, 2009 and 2008 was $14.7 million and $10.4 million, respectively. As a percentage of sales, gross profit for the first quarter of 2009 was 68%, up from 64% for the first quarter of 2008. Gross profit margin for the first quarter of 2009 increased over the prior year period primarily due to more favorable product sales mix.

Operating expenses for the quarter ended March 31, 2009 and 2008 were $15.1 million and $14.4 million, respectively, representing a 5% increase in operating expenses, as compared to a 34% increase in product sales and a 42% increase in gross profit for the quarter. The increase in operating expenses for the quarter ended March 31, 2009 was primarily due to higher selling and marketing expenses incurred in order to support the growth of U.S. product sales, and from higher research and development expenses for product development milestone payments.

The operating loss for the quarter ended March 31, 2009 decreased to $0.4 million from $4.0 million for the quarter ended March 31, 2008. The decrease in the operating loss in the 2009 period primarily resulted from increased sales and gross profit, partly offset by increased operating expenses.

The net loss for the quarter ended March 31, 2009 improved to $1.2 million from $4.2 million for the quarter ended March 31, 2008. The net loss per common share for the quarters ended March 31, 2009 and 2008 was $0.02 and $0.06, respectively. The improvement in the net loss for the quarter ended March 31, 2009 resulted from increased sales and gross profit, partly offset by increased operating expenses, increased interest expense and lower interest income.

“Orthovita achieved record sales in the first quarter of 2009, reflecting strong growth and further development of operating leverage ahead of a potential future launch in the U.S. of our CORTOSSTM product candidate. We continue to be pleased with the sales growth from our specialized orthobiologics and biosurgery sales team,” said Antony Koblish, President and Chief Executive Officer of Orthovita. “We look forward to more detailed discussions during our first quarter 2009 financial results conference call.”

Cash, cash equivalents and short-term investments were $27.8 million at March 31, 2009, compared to $32.3 million at December 31, 2008. For the quarter ended March 31, 2009, the net cash used in operating activities was $2.9 million, compared to $7.1 million for the quarter ended March 31, 2008. Net cash and cash equivalents used in operating activities for the quarter ended March 31, 2009 decreased as compared with the quarter ended March 31, 2008, primarily due to a decrease in the operating loss.

Working capital was $49.1 million at March 31, 2009, compared to $52.2 million at December 31, 2008. For the quarter ended March 31, 2009, the decrease of $3.1 million in working capital was from cash used to fund operations and included $0.9 million to fund increases in inventories and $1.6 million to fund decreases in accounts payable and accrued expenses.

Conference Call

Antony Koblish, President and Chief Executive Officer, and Albert J. Pavucek, Jr., Chief Financial Officer of Orthovita, will host a conference call at 8:30 a.m. Eastern Time on Thursday, May 7, 2009 to review and discuss the first quarter 2009 financial results. The phone number to join the conference call from within the U.S. is (888) 815-2919, and from outside the U.S. is (706) 643-3675; the conference identification number is 94416118. Listeners are advised to dial in ten minutes prior to the scheduled start time for the conference call. A replay of the conference call will be available for one week beginning May 7, 2009 at 11:30 a.m. Eastern Time, and ending May 14, 2009, at 11:59 p.m. Eastern Time. You may listen to the replay by dialing within the U.S. (800) 642-1687 or by dialing from outside the U.S. (706) 645-9291. The replay identification number is 94416118.

About the Company

Orthovita is an orthobiologics and biosurgery company that develops and markets novel medical devices. Our orthobiologics platform offers products for the fusion, regeneration, and fixation of human bone. Our biosurgery platform offers products for controlling intra-operative bleeding, also known as hemostasis. Our current fusion and regeneration products are based on our proprietary VITOSSTM Bone Graft Substitute technology and address the non-structural bone graft market with synthetic, bioactive alternatives to patient- and cadaver-derived bone tissue. CORTOSSTM Bone Augmentation Material, an injectable, polymer composite that mimics the structural characteristics of human bone, provides the basis for our fixation portfolio. CORTOSS Bone Augmentation Material is approved in certain countries outside the U.S. and is under review for clearance in the U.S. for vertebral augmentation. Our hemostasis portfolio includes VITAGELTM Surgical Hemostat, a unique, collagen-based matrix that controls bleeding and facilitates healing, and VITASURE™ Absorbable Hemostat, a plant-based product that can be deployed quickly throughout surgery.

Disclosure Notice

This press release may contain forward-looking statements regarding Orthovita’s current expectations of future events that involve risks and uncertainties, including, without limitation, the development, regulatory clearance or approval, demand and market acceptance of our products, including CORTOSS, and other aspects of our business. Such statements are based on management’s current expectations and are subject to a number of substantial risks and uncertainties that could cause actual results or timeliness to differ materially from those addressed in the forward-looking statements. Factors that may cause such a difference are listed from time to time in reports filed by the Company with the U.S. Securities and Exchange Commission (SEC), including but not limited to risks described in our most recently filed Form 10-K under the caption “Risk Factors.” Further information about these and other relevant risks and uncertainties may be found in Orthovita’s filings with the SEC, all of which are available from the SEC as well as other sources. Orthovita undertakes no obligation to publicly update any forward-looking statements.

Source: Orthovita, Inc.

Summary Financial Information Follows on Next Page

ORTHOVITA, INC. AND SUBSIDIARIES

Summary Financial Information (Unaudited)

Statements of Operations:	Three Months Ended March 31,
	2009	% of Product Sales	2008	% of Product Sales
PRODUCT SALES	$21,690,359	100%	$16,164,282	100%

COST OF SALES	7,010,158	32%	5,812,210	36%

GROSS PROFIT	14,680,201	68%	10,352,072	64%

OPERATING EXPENSES:
General and administrative expenses	2,613,078	12%	2,458,405	15%
Selling and marketing expenses	10,499,271	49%	10,208,375	63%
Research and development expenses	1,940,116	9%	1,703,609	11%

Total operating expenses	15,052,465	70%	14,370,389	89%

OPERATING LOSS	(372,264)	(2)%	(4,018,317)	(25)%

INTEREST EXPENSE	(924,329)	(4)%	(688,199)	(4)%
INTEREST INCOME	134,564	1%	508,496	3%

LOSS BEFORE INCOME TAXES	(1,162,029)	(5)%	(4,198,020)	(26)%
INCOME TAXES	(14,350)	—	(14,350)	—

NET LOSS	$(1,176,379)	(5)%	$(4,212,370)	(26)%

NET LOSS PER SHARE, BASIC AND DILUTED	$(0.02)		$(0.06)

SHARES USED IN COMPUTING BASIC AND DILUTED NET LOSS PER SHARE	75,904,071		75,753,925

Summary Financial Information continued on next page

ORTHOVITA, INC. AND SUBSIDIARIES

Summary Financial Information (Unaudited)

Balance Sheet Data:	March 31, 2009	December 31, 2008
Cash and cash equivalents	$10,005,855	$8,518,118
Short-term investments	17,777,045	23,772,385
Accounts receivable, net	11,022,053	10,880,623
Inventories	20,604,664	19,757,268
Other current assets	862,473	693,889

Total current assets	60,272,090	63,622,283
Property and equipment, net	16,660,315	14,437,926
License and technology intangibles, net	12,495,669	12,353,783
Other assets	714,896	756,533

Total assets	$90,142,970	$91,170,525

Current liabilities	$11,182,405	$11,410,382
Notes payable, net of debt discount	33,877,199	33,808,606
Other long-term liabilities	303,271	309,852

Total liabilities	45,362,875	45,528,840
Total shareholders’ equity	44,780,095	45,641,685

Total liabilities and shareholders’ equity	$90,142,970	$91,170,525

Cash Flow Data:	Three Months Ended March 31,
	2009	2008
Net cash used in operating activities	$(2,864,745)	$(7,126,094)

Net cash provided by investing activities	$4,270,922	$5,760,846

Net cash provided by financing activities	$51,594	$41,799

Effect of exchange rate changes on cash and cash equivalents	$29,966	$286,931

Source: Orthovita, Inc.